Exhibit 99.1

Pennsylvania American Water Receives Rate Order from Pennsylvania Public Utility Commission

Reflects $1 billion in system investments to address aging water and wastewater infrastructure, with expanded customer assistance programs

MECHANICSBURG, Pa. (July 23, 2024) – The Pennsylvania Public Utility Commission (PUC) issued an order on July 22 approving adjusted water and wastewater rates for Pennsylvania American Water customers following the company’s November 2023 rate request. The order includes expanded customer assistance programs, a total annualized revenue increase of $99.3 million, 9.45% Return on Equity (ROE) and actual capital structure with 55.3% equity approved. The order reflects the $1 billion in infrastructure investments to be made through mid-2025, as requested by the company, including upgrades to water mains, treatment plants, tanks, valves, booster stations and other infrastructure necessary to maintain and improve water quality, service reliability and fire protection.

“Pennsylvania American Water is committed to making needed infrastructure improvements across our service areas so we can continue to comply with more stringent drinking water standards and environmental regulations while keeping our systems resilient in the face of floods, droughts and other weather-related risks,” said Pennsylvania American Water President Justin Ladner. “We appreciate the Commission’s recognition of these critical investments, and we will continue to remain focused on efficiencies to help maintain affordable rates.”

The PUC also approved the company’s proposal to expand its income-based monthly bill discount program to include customers between 151 percent and 200 percent of the Federal Poverty Level (FPL), resulting in an estimated 55,000 additional customers being eligible to receive discounted service. The order also expanded eligibility for hardship fund grants from 201 to 250 percent of FPL.

Underscoring its commitment to affordability, the company’s current H2O Help to Others Program™ offers three tiers of discounts off monthly water and wastewater bills for income-eligible customers, and the PUC’s order expanded the amount of the monthly discounts from 30-80 percent to 30-90 percent. Last year, customers received approximately $14 million in bill discounts under this program. The company is committed to finding other opportunities to support customers.

The PUC encouraged the company to strive to set a target donation to its hardship fund of an additional $1 million. As part of its acquisition of the Butler Area Sewer Authority (BASA), the company already committed last year to increasing its shareholder contribution to the H2O Help to Others grant program by $3.5 million over five years. While the BASA acquisition was approved by the PUC in November 2023, it was appealed to Commonwealth Court, and the PUC-approved expansion of these assistance programs awaits a decision.

Additionally, as part of this approval, the PUC initiated an investigation into reported water service and water quality issues in the company’s Northeastern service territory, based on testimony given in public input hearings held as part of the rate request proceeding.

With 33 of Pennsylvania American Water's water treatment plants nationally recognized with Directors Awards for participating in the EPA's Partnership for Safe Water, Pennsylvania American Water affirms its commitment to high-quality, reliable and affordable water and wastewater services.

“Our water meets all state and federal drinking water regulations, and we take customer comments about water quality very seriously,” stated Ladner. “We acknowledge that some customers experienced temporary aesthetic disturbances associated with system improvements and operational maintenance, and we will work with the Commission on matters raised. As part of this commitment, we attempted personal outreach to every customer who raised a water quality concern during the public hearings to better understand and resolve their issues.”

New rates will take effect on Aug. 7, except wastewater rates for the recently acquired systems of Foster Township and the City of York, which will take effect in January and May of 2025, respectively, in accordance with the acquisition agreements. The company will communicate new rates and new estimated bill impacts for its various water and wastewater rate zones on its website and will include details on how to find this information in upcoming customer bills.

About American Water

American Water (NYSE: AWK) is the largest regulated water and wastewater utility company in the United States. With a history dating back to 1886, We Keep Life Flowing® by providing safe, clean, reliable and affordable drinking water and wastewater services to more than 14 million people with regulated operations in 14 states and on 18 military installations. American Water’s 6,500 talented professionals leverage their significant expertise and the company’s national size and scale to achieve excellent outcomes for the benefit of customers, employees, investors and other stakeholders. For more information, visit amwater.com and join American Water on LinkedIn, Facebook, X (formally Twitter) and Instagram.

About Pennsylvania American Water

Pennsylvania American Water, a subsidiary of American Water is the largest investor-owned water utility in the state, providing high-quality and reliable water and wastewater services to approximately 2.3 million people.

AWK-IR

Media Contact:
David Misner
Senior Manager, External Communications
C: 717-261-7525
david.misner@amwater.com

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